Exhibit 10.22

REFERRAL AGREEMENT

REFERRAL AGREEMENT (the "Agreement"), made this 30th April, 2013, by and between Hubbed Pty Limited ACN 159 190 833 of pier 8/9, 23 Hickson Road, Miller's Point ("Referral Agent") and Moneytech Services Pty Limited ACN 106 249 852 of 6/97 Pacific Highway, North Sydney ("Moneytech").

RECITALS

1. The Referral Agent is in the business of working with Australian Newsagents to develop consumer offerings and business solutions by sourcing and introducing to the Newsagent/s certain service providers; and

2. Moneytech is a financial service provider wishing to promote its services to Australian Newsagents and seeks to retain the Referral Agent on the terms and conditions contained of this Agreement.

NOW THEREFORE, in consideration of the mutual promises made herein, the parties agree as follows:

1.          REFERRAL AGENT AND APPOINTMENT

1.1        Moneytech hereby appoints the Referral Agent as an authorized Referral Agent for the purposes of referring to Moneytech potential Clients seeking certain financial services.

1.2        The Referral Agent shall not have any authority whatsoever, without the prior written consent of Moneytech, to bind Moneytech to any contract, representation, understanding, act or deed concerning Moneytech, the services to be performed, or any other service or product offered by Moneytech.

1.3        The Referral Agent shall make no representations or warranties concerning Moneytech's services or business to any other third party unless such warranty or representation is authorised in writing by Moneytech.

1.4        The Referral Agent at all times shall be deemed to be an independent contractor and this Agreement does not create a partnership, joint venture or any relationship other than that of independent contractors.

1.5        The Referral Agent and Moneytech hereby agree that the appointment of the Referral Agent by Moneytech shall not be exclusive and Moneytech has the right to appoint other referring parties.

1.6        Any and all costs and expenses incurred by the Referral Agent, including, but not limited to, travel expenses, clerical expenses and maintenance, will be the responsibility of the Referral Agent and Moneytech will not in any way be responsible or liable for such costs and expenses.

2.           DUTIES OF REFERRAL AGENT

2.1        The Referral Agent and Moneytech hereby agree that the Referral Agent will use all of its reasonable best efforts to endorse and promote Moneytech and its business and services.

2.2        The Referral Agent may make use of Moneytech's trademarks for the sole purpose of promoting Moneytech's goods or services. Any such use shall be in accordance with Moneytech's trademark policies and subject to Moneytech's prior written approval to use such trademark/s. It is expressly understood that this Agreement does not grant the Referral Agent any interest in Moneytech's trademarks or any other intellectual property rights.

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2.3         Moneytech may make use of the Referral Agent's trademarks for the sole purpose of promoting its goods or services. Any such use shall be in accordance with the Referral Agent's trademark policies. It is expressly understood that this Agreement does not grant Moneytech any interest in the Referral Agents trademarks or any other intellectual property rights.

2.4        The Referral Agent agrees not to disclose any confidential information pertaining to Moneytech's goods or services nor that of prospective or existing customers to any third party. The Referral Agent may do follow-up enquiries with referred Client's to confirm their purchase activities and to gather general feedback. Moneytech also agrees to provide the Referral Agent with data regarding Clients when reasonably requested. For the purposes of this agreement "data" means generic statistical information concerning client's exploitation of the financial services but which expressly excludes information which may identify Client's consumer/customer or otherwise cause Moneytech to breach its obligations under the Privacy Act (1988).

3.           REFERRAL FEES

3.1         Moneytech shall pay to the Referral Agent a Referral Fee (the "Referral Fee") as specified in Schedule 1 annexed hereto.

3.2         The Referral Fee will be paid by Moneytech to the Referral Agent by way of direct deposit or electronic funds transfer into the Referral Agent's nominated bank account.

3.3         The Referral Agent and Moneytech hereby agree that the Referral Fee shall only be due and payable to the

Referral Agent in the event of:

(a)	the referred Client is not currently a customer or employee of Moneytech; and

(b)	the services have been accepted by the referred Client.

4.          CODES, CONDUCT AND REGULATIONS

4.1         If there is any change in, any making of, or any change in the interpretation or application of any law or any control, request or directive of a government agency (including but not limited to: the Australian Securities Investment Commission (ASIC) and the Australian Competition and Consumer Commission ("ACCC")), Moneytech (acting reasonably) reserves the right to vary any of the terms of this Agreement or its financial services to take into account those new circumstances.

4.2         If the circumstances occur as referred to in clause 4.1, Moneytech agrees, where it is able to do so, to:

(a)	Provide the Referral Agent with reasonable notice of any changes that it is required to make to this Agreement; and

(b)	Give the Referral Agent time to implement any changes required as a result of Moneytech varying this Agreement.

4.3         Each party warrants and represents that it holds, and will continue to hold, maintain and keep current all licences, permits and authorisations required by law to perform its respective obligations pursuant to this Agreement.

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5.           CONFIDENTIALITY

5.1        The Referral Agent hereby agrees that any and all documents, files and other information of Moneytech which are made available to the Referral Agent by Moneytech will be deemed to be provided to the Referral Agent in confidence by Moneytech.

5.2        All documents, files and other information of Moneytech which has been provided by Moneytech to the Referral Agent will remain the sole and exclusive property of Moneytech and will not be disclosed to any third party without the prior written consent of Moneytech.

5.3        This Article 4 shall survive the termination of this Agreement.

6.           TERM AND TERMINATION

6.1        The Referral Agent and Moneytech hereby acknowledge and agree that the term of this Agreement shall  be for a period of twenty four (24) months commencing 30 April 2013 (the "Term").

6.2        The Referral Agent and Moneytech hereby agree that this Agreement may be renewed for a further period of twelve (12) months upon its termination.

6.3        At any time, either party may terminate this Agreement upon providing the other party sixty (60) days' advance written notice of such termination.

7.           INDEMNIFICATION

7.1        Each party hereto agrees to indemnify, defend and hold the other party (and any other relation to the other ty) harmless from and against any and all claims of whatsoever arising directly from misrepresentation, default, misconduct, failure to perform or any other act related to this Agreement.

7.2        For the avoidance of doubt, neither party shall be liable to the other for lost profits or business, loss of goodwill or damage to reputation, indirect, consequential, special, incidental, exemplary or punitive damages or loss, whether based in contract or tort (including negligence, strict liability or otherwise) whether or not either party has been advised of the possibility of such damages or loss under this Agreement.

8.           WARRANTIES

8.1        Moneytech hereby disclaims all warranties in respect of Moneytech's services rendered under this Agreement, including all implied warranties of merchantability and fitness for a particular purpose if applicable.

8.2        The Referral Agent shall extend no warranties or guarantees without the pre-approval of Moneytech, whether orally or in writing in the name of Moneytech or which would otherwise bind Moneytech with respect to the performance, quality, merchantability or fitness for a particular purpose of Moneytech's services or products.

8.3        Any claims of any kind whatsoever arising out of or relating to this Agreement by Moneytech, shall be limited solely to monetary damages and will not exceed the amount of the Referral Fees due and payable to the Referral Agent.

9.           PERFORMANCE

9.1        Either the Referral Agent or Moneytech shall not be liable for, any failure to perform or delay in the performance of its obligations under this Agreement due to causes beyond its control, including without limitation, Confidential interruptions of power or telecommunications services, failure or its suppliers or subcontractors, acts or nature, governmental actions, fire, flood, natural disaster or labour dispute. No failure by either the Referral Agent or Moneytech to pursue any remedy resulting from a breach in this Agreement by the other party shall be construed as a waiver of that breach, nor as a waiver of any subsequent or other breach unless such waiver is signed and in writing.

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10.         NON-COMPETITION/NON-SOLICITATION

10.1      Each of the Referral Agent and Moneytech agree, for a period of one (1) year following termination of this Agreement, not to solicit any of the employees or representatives of the other for purposes of employment; provided, however, the parties shall not be (i) restricted from engaging in any general solicitation for employees or public advertisement for employment opportunities not specifically targeted at such persons, (ii) precluded from hiring any such person who responds to any such general solicitation for employees or public advertisement for employment, or (iii) precluded from hiring any such person who contacts such party on his or her own initiative without any direct or indirect solicitation from such party, other than any solicitation pursuant to a general solicitation or public advertisement.

11.         DISPUTE RESOLUTION

11.1      If a dispute arises between the parties in connection with this Agreement, the parties undertake in good faith to use all reasonable endeavours to settle the dispute.

11.2      Either party may give notice of a dispute under this Agreement to the other party. If such notice is given, each party must arrange to meet in an effort to resolve the dispute.

11.3      If the parties are unable in good faith to settle the dispute within fourteen (14) days of the notice referred to in clause 10.2, or a longer period by negotiation, then the parties must agree to appoint a mediator and refer the matter to mediation. The cost of mediation will be shared between the parties.

11.4      Nothing in this Clause 10 prohibits either party from seeking injunctive relief in the courts.

12.         GENERAL PROVISIONS

12.1      This Agreement shall not be amended or altered without the prior written consent of the Referral Agent and Moneytech.

12.2      No waiver by the Referral Agent or Moneytech of any right shall be construed as a waiver of any other right.

12.3      In the event a court of competent jurisdiction finds any provision of this Agreement invalid or unenforceable, the remainder of this Agreement shall be interpreted so as best to effect the intent of the Referral Agent and Moneytech.

12.4     Any notices to be delivered pursuant to this Agreement shall be delivered to:

In the case of the Referral Agent to:

Hubbed Pty Limited

Attn: Mr. David McLean

Lot 2, Pier 8/9 - 23 Hickson Road

Millers Point NSW 2000

Fax: +612

In the case of Moneytech to:

Moneytech Services Pty Limited

Attn: Mr. Hugh Evans

PO BOX 2015

North Sydney NSW 2060

Fax: +612 8907 2599

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12.5      This Agreement constitutes the entire agreement between Moneytech and the R and supersedes all prior agreements whether oral or written.

12.6      This Agreement shall be governed by the laws of the State of New South Wales and the parties agree to submit to the exclusive jurisdiction of the courts of that State.

IN WITNESS WHEREOF the Referral Agent and Moneytech have executed this Agreement on the day and year first written above.

SIGNED by Hubbed Pty Limited in accordance	)
s.127 (1) of the Corporations Act	)
)

/s/ Dave McLean
Signature of Director	Signature of Director

DAVE McLean
Name of Director (print)	Name of Director (print)

SIGNED by Moneytech Services Pty Limited in	)
accordance with s.127 (1) of the Corporations Act	)
)

/s/ Mark Cameron	/s/ Hugh Evans
Signature of Director	Signature of Director / Secretary

MARK CAMERON	HUGH EVANS
Name of Director (print)	Name of Director (print)

Schedule 1

Referral Fees

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Schedule I

Referral Fees

All amount inclusive of GST unless otherwise stated.

Transaction Type	m Payments Charge	Hubbed Referral Revenue
BPAY	$0.35	$0.15
Gift Card	$2.95	$2.00
Parcel	1% of gross transaction value	$0.50
Other Fees	As Agreed	As Agreed

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